Exhibit 23




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in (i) the Registration Statement on Form S-8 (No. 333-59301) pertaining to the Effective Management Systems, Inc. 1998 Employee Stock Purchase Plan, (ii) the Registration Statement on Form S-8 (No. 33-78658 and No. 333-59303) pertaining to the Effective Management Systems, Inc. 1993 Stock Option Plan, and (iii) the Registration Statement on Form S-3 (No. 33-95816) pertaining to the registration of 550,000 shares of Effective Management System's, Inc.'s common stock of our report dated January 18, 1999, with respect to the consolidated financial statements of Effective Management Systems, Inc. included in the Annual Report on Form 10-K for the year ended November 30, 1998.

                                       /s/ Ernst & Young LLP
                                       Ernst & Young LLP


Milwaukee, Wisconsin
February 26, 1999